Exhibit 99.1

TENDERCARE INTERNATIONAL, INC. ANNOUNCES SIGNING OF MERGER AGREEMENT WITH THE HAIN CELESTIAL GROUP FOR ALL OUTSTANDING SHARES OF TENDERCARE STOCK

EAU CLAIRE, Wisconsin, October 30 / PR Newswire/ -- TenderCare International, Inc. (OTC. Bulletin Board: TCAR.OB - news) today announced the signing of a merger agreement on October 24, 2007, with The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company. Under the terms of the agreement, Hain Celestial has agreed to pay $0.45 per share in cash for all of the outstanding shares of TenderCare stock. As of December 31, 2006, there were 7,454,582 shares of TenderCare common stock outstanding. The transaction is expected to close in late December 2007 and to be slightly accretive to Hain Celestial's earnings during its fiscal year 2008.

TenderCare is a Wisconsin-based marketer and distributor of natural chlorine-free and gel-free diapers and natural formula baby wipes under the Tushies(R) and TenderCare(R) brand names. Other terms of the acquisition were not disclosed. The transaction is subject to the approval of TenderCare shareholders as well as customary due diligence and other closing conditions.

TenderCare International, Inc. internationally sells and markets, disposable baby diapers and wipes under the brand names Tushies(R) Diapers, TushiesWipes, TenderCare(R) DiapersPlus and Flushable TenderCare Wipes. For more information, visit www.tendercarediapers.com.

Safe Harbor Statement

This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; compliance with governmental regulations and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on From 10-K for the fiscal year ended December 31, 2006. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

SOURCE: TenderCare International, Inc.
        Edward Reiss, 203-454-8831, tushies456@aol.com